June 3, 2013

Board of Directors
Texas Rare Earth Resources
539 El Paso Street
Sierra Blanca, Texas 79851

Gentlemen:

This resignation letter is written to meet SEC filing requirements to explain my refusal to sign a document that my resignation "is in no way the result of any disputes, claims, or issues with the Company or its management" and reiterate my affirmation of Texas Rare Earth Resources' Round Top rare earth/polymetallic/rare mineral project in West Texas. Recent March 20th to May 8th press releases disclose metallurgical process breakthroughs where sulphuric acid heap leach approaches recover significant values. These various press releases were vetted by the counsel of independent organizations confirming work, including Hazen Labs, Mountain States in Tuscon (Dr. Roshan Bhappu), Intellimet (Dr. Richard Hammen), a university and more studies are being done.

Round Top is a strategic asset of the U.S. national defense and economy. It establishes a unique comparative advantage in heavy REE, unlike China's Baotou or Molycorp. Dy, Y, Yb, Ho, Er, Tm and Lu are particularly important "Laser Minerals" applied in defense, medicine and commercial uses as well as diverse "Clean Energy" and other uses. Round Top also is rich in uranium, beryllium and other important rare minerals. TRER's assets have natural constituencies in the U.S. DOD, U.S. DOE, USGS and Congress, and in my opinion could become a sort of "Manhattan Project" for rare minerals. TRER has not gone to Washington yet. No one assumes that Round Top will get a "free pass" because of its unique strategic minerals, but rapid and smooth regulatory approvals are possible.

Thank you for the privilege to serve on the TRER board in the past year, and change the direction from a $2.13 billion cap ex proposal to a more practical, affordable and higher return path. Dan's vision in advancing the project to this point deserves enormous credit.

I will focus my attention to the matters of my institutional clients and my employees that depend on me in my business. I will spend time with family, exercise, and be healthier. It was not sustainable for me to continue my efforts in both the board TRER capacity, given various demands on my time.

In retrospect, TRER should have sold the company in the first-half of 2011 rather than complete financings, hire a management and perform mine studies. Things looked good, and enthusiasm ran high.

In early 2013 TRER's metallurgical tests of sulphuric acid leaching of its ores have developed good results, and enthusiasm runs high once again among TRER and its consultants. In my opinion, the company should be sold in 2013 rather than seek a financing by mid-2014 to continue various stages of mine studies beyond 2013.

We spent more money than our August 2012 guidances, and our first-half 2011 financings cannot fund TRER indefinitely. The share buyback and a land buyout were good things, but our balances fell. TRER itself hired personnel in 2011 and changed course in 2012, which involved costs. The market for mining shares is less favorable than in 2011, and in my opinion the company should maximize shareholder value by selling 100% of the company to a larger company able to complete TRER's project.

In my opinion, my participation became counter-productive in the sense that it insulated Dan or other directors from hearing with their own ears the views of shareholders to sell out.

In my opinion, a larger company with more in-house capabilities could coordinate various mine studies more effectively and tailored to its own specifications.

In my opinion, our primary "value creation" involved the May 16, 2011 and June 15, 2012 mineral resource disclosures, the March 20 to May 8, 2013 sulphuric acid leach recovery rate disclosures and a concise "wrapup" to complete current studies including met tests, a column test and a summary of very attractive potential economics and processing. Future permitting and project completion could be beyond our scope. Project designs have been proposed in various levels of detail, but the time and dollars to finalize such can vary. I advocate a "parallel path" of finalizing our project studies and interviewing advisors targeted to closing a 100% sale in calendar 2013 towards year end.

I have asked the company to issue a press release that it is interviewing financial advisors with the target of selling the company by year-end, and do so.

My suggestion is that the Macho Silver property be distributed separately to shareholders, and that Dan, Tony or others move ahead with that smaller project. Such would meet the desire of many shareholders to exit and permit Dan, Tony or other directors' continued dedication to the company.

I have the greatest respect and gratitude to the investors in Texas Rare Earth Resources that made our efforts possible, who trust us. We should listen to them and not transfer most of their ownership stake to new investors.

The strong and unique asset base of TRER will continue to "stand out" just as its mountains can be seen almost 50 miles away on a clear day. Best wishes.

Faithfully,

John C. Tumazos

John C. Tumazos, CFA